Exhibit 99

Retractable Technologies, Inc. Reports Quarterly Profits

LITTLE ELM, Texas, November 17, 2014—Retractable Technologies, Inc. (NYSE MKT: RVP) reports the following results of operations for the three and nine months ended September 30, 2014 and 2013, respectively.

Our third quarter Net income is the result of increased revenues attributable to higher volumes and higher average sales prices as discussed below. This improvement in sales, along with cost cutting measures taken earlier in the year, resulted in our achieving profitability this quarter.  We will continue to maintain tight cost controls and sustain our efforts to penetrate the medical device market.

Comparison of Three Months Ended September 30, 2014 and September 30, 2013

Domestic sales accounted for 75.9% and 80.2% of the revenues for the three months ended September 30, 2014 and 2013, respectively.  Domestic revenues increased 12.4% principally due to increased overall demand domestically and higher average sales prices.  Domestic unit sales increased 3.3%.  Domestic unit sales were 63.7% of total unit sales for the three months ended September 30, 2014.  International revenue and unit sales increased 44.9% and 54.6%, respectively, due to increased demand from a small number of existing customers.  The timing of our international sales can be quite volatile.  Overall unit sales increased 17.4%.

Gross profit increased 16.1% primarily due to increased sales volume.  Gross profit as a percentage of net sales was 35.4% in the three months ended September 30, 2014 as compared to 36.2% in 2013.

The average cost of manufactured products sold per unit increased by 3.5%.  Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix.  Royalty expense increased 12.8% due to higher gross sales.

Operating expenses decreased 17.2% or $712 thousand.  The decrease was due to a reduction of legal expenses, a reduction of compensation costs due to layoffs and salary reductions, and a reduction in engineering costs.

We had a gain from operations of $421 thousand compared to an operating loss for the same period last year of $825 thousand due primarily to improved sales volumes.

Comparison of Nine Months Ended September 30, 2014 and September 30, 2013

Domestic sales accounted for 77.2% and 76.8% of the revenues for the nine months ended September 30, 2014 and 2013, respectively.  Domestic revenues increased 2.9%.  Domestic unit sales increased 1.6%.  Domestic unit sales were 67.9% of total unit sales for the nine months ended September 30, 2014.  International revenue increased 0.9% and international unit sales decreased 3.2%.  The timing of our international sales can be quite volatile.  Overall unit sales were flat.

Gross profit decreased 1.0%. The average cost of manufactured products sold per unit increased by 4.3% principally due to scrapped product.  Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix.  Royalty expense increased 3.7% due to higher gross sales.

Operating expenses decreased 14.1% or $1.7 million.  The decrease was due to a reduction in legal expenses, a reduction of compensation costs due to layoffs and salary reductions, lower levels of donated product, and a reduction in engineering costs.

Our operating loss was $2.9 million compared to an operating loss for the same period last year of $4.6 million due primarily to reduced expenses.

Discussion of Balance Sheet and Statement of Cash Flow Items

Our balance sheet remains strong with cash making up 48.4% of total assets.  Working capital was $18.1 million at September 30, 2014, a decrease of $3.2 million from December 31, 2013.

Approximately $3.9 million in cash flow in the nine months ended September 30, 2014 was used by operating activities.  Our cash balance was positively affected in the third quarter of 2013 by the receipt of litigation proceeds subject to a stipulation.

For the six months ended June 30, 2014, net cash used by operating activities was $3.7 million.  For the nine months ended September 30, 2014, net cash used by operating activities was $3.8 million, an increase of cash used by operations of $100 thousand.  This third quarter improvement in cash flows over the previous two quarters is the result of improved gross profit and lower operating expenses attributable to cost cutting measures.

Recent Court Order

As we disclosed last week, Judge Leonard Davis of the United States District Court for the Eastern District of Texas issued an order on November 10, 2014 granting in part and denying in part RTI’s motion to recover profits, injunctive relief and attorneys’ fees from Becton Dickinson and Company (“BD”).

The Court found that the remedy of disgorgement of a portion of BD’s profits was appropriate but that the $340,524,042 trebled antitrust damages awarded by the jury was a sufficient disgorgement. The Court determined that the public interest in truthful information and advertising favored disgorgement because “BD’s false advertising resulted in an artificially inflated price for BD syringes, but also lowered the number of RTI syringes in the marketplace.”

The Court also granted injunctive relief having found that BD’s business practices limited innovation and “BD’s false advertisements suppressed sales of the VanishPoint®, thereby preventing the market from full access to this innovative product.”  The Court ordered specific injunctive relief to take effect no later than January 15, 2015.

Further details concerning the results of operations as well as other matters are available in the Company’s Form 10-Q filed on November 14, 2014 with the U.S. Securities and Exchange Commission.

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products. The VanishPoint syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events. We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will materialize. Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation; our ability to maintain favorable third party manufacturing and supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the continuing interest of larger market players, specifically BD, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Douglas W. Cowan, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer